UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2007

DATASCENSION INC.
(Exact name of Registrant as specified in charter)

Nevada	0-29087	87-0374623
(State or other jurisdiction	Commission	(I.R.S. Employer
of incorporation)	File Number)	identification)

407 W. Imperial Hwy, Suite H314Brea, CA		92821
(Address of principal executive offices)		(Zip code)

Registrant's Address and Telephone number, including area code: 714-482-9750

Item 8.01 Other Events

On December 18, 2007, the Issuer received a letter from Comerica Bank, its senior secured lender, regarding covenant non-compliance for the period ending September 30, 2007. According to the letter, which references the August 30, 2007 Credit Agreement between the Issuer and Comerica Bank, Comerica Bank put the Issuer on notice that certain Defaults or Events of Default occurred as of September 30, 2007 and continue to exist as a result of a violation of the following provisions of the Credit Agreement:

Section 7.8 Quarterly Net Operating Profit in an amount not less than $200,000 - when the Borrowers (as such term is defined) actually recorded a Quarterly Net Operating Loss of ($139,023).

Section 7.9 Debt Service Coverage Ratio of not less than 1.2:1 - when the Borrowers actually recorded a Debt Service Coverage Ratio of (3.64):1.

The letter concludes to state that at the time thereof the Bank was not taking action to enforce its rights, but that decision would not in any way be construed as a waiver of the Bank’s rights and remedies and was not an agreement to forbear from exercising its rights and remedies. Among rights and remedies available to Comerica Bank are acceleration of all amounts due under the Credit Agreement by Issuer to the Bank and foreclosure on the collateral securing the Loan, which is secured by a senior secured lien on all of the Issuer’s and its subsidiary’s assets.

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SIGNATURES:

Pursuant to the requirements of the Securities Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 21, 2007

Datascension Inc.

By: /s/ Scott Kincer
Scott Kincer, President/CEO

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